Exhibit 4.25

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

among

MAGIC HEART INC.

TENCENT MOBILITY LIMITED

CIVILIZATION AND TIME LTD

HUANG Wei

58 Co., Ltd. (五八有限公司)

Qingdao Caigao Group Co., Ltd. (青岛才高集团有限公司)

TOPLAND GLOBAL HOLDINGS LIMITED

Shanghai Yuya Enterprise Management Partnership (Limited Partnership) (上海

彧雅企业管理合伙企业(有限合伙))

Qingdao Panshi Kaiyuan Trade Co., Ltd. (青岛磐石开源贸易有限公司)

Qingdao Lida Shopping Center Co., Ltd. (青岛丽达购物中心有限公司)

Lemi (Tianjin) Architectural Engineering Programming and Design Co., Ltd. (乐米(天津)建筑工程规划设计有限公司)

ZHUAN SPIRIT HOLDINGS LIMITED

and

Certain other parties

Dated September 9, 2019

TABLE OF CONTENTS

Page

SECTION 1 INTERPRETATION	4
SECTION 2 OBLIGATIONS OF THE SHAREHOLDERS	18
SECTION 3 RESTRICTIONS ON TRANSFER OF SHARES	18
SECTION 4 PREEMPTIVE RIGHTS	29
SECTION 5 CORPORATE GOVERNANCE	32
SECTION 6 REGISTRATION RIGHTS	38
SECTION 7 COVENANTS	38
SECTION 8 REPRESENTATIONS AND WARRANTIES	43
SECTION 9 CONFIDENTIALITY	44
SECTION 10 TERM AND TERMINATION	45
SECTION 11 NOTICES	46
SECTION 12 MISCELLANEOUS	48
SECTION 13 GOVERNING LAW AND DISPUTE RESOLUTION	50

SCHEDULES

SCHEDULE 1	SHAREHOLDING STRUCTURE OF THE COMPANY

SCHEDULE 2	REGISTRATION RIGHTS

SCHEDULE 3	KEY EMPLOYEES

SCHEDULE 4	PRINCIPAL BUSINESS

EXHIBIT

EXHIBIT A	FORM OF DEED OF ADHERENCE

i

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) made as of September 9, 2019

AMONG:

(1)        MAGIC HEART INC., a company incorporated under the laws of the British Virgin Islands (the “Key Holder”);

(2)        TENCENT MOBILITY LIMITED, a company incorporated under the laws of Hong Kong (“Tencent”; Tencent (only in the capacity as a holder of Series A Preferred Shares) together with the Key Holder, collectively the “Series A Investors” and each a “Series A Investor”);

(3)        CIVILIZATION AND TIME LTD, a company incorporated under the laws of the British Virgin Islands (the “Management Team Holdco”);

(4)        HUANG Wei (黄炜), a Chinese citizen with his identification card number being ***  (“Mr. Huang”);

(5)        58 Co., Ltd. (五八有限公司), a limited liability company incorporated in the PRC (“58 Limited”);

(6)        Qingdao Caigao Group Co., Ltd. (青岛才高集团有限公司), a company incorporated in the PRC (“Qingdao Caigao”);

(7)        TOPLAND GLOBAL HOLDINGS LIMITED, a company incorporated in British Virgin Islands (“TOPLAND GLOBAL”);

(8)        Shanghai Yuya Enterprise Management Partnership (Limited Partnership)(上海彧雅企业管理合伙企业(有限合伙)), a limited partnership incorporated in the PRC (“Shanghai Yuya”);

(9)        Qingdao Lida Shopping Center Co., Ltd. (青岛丽达购物中心有限公司), a company incorporated in the PRC (“Qingdao Lida”);

(10)      Qingdao Panshi Kaiyuan Trade Co., Ltd. (青岛磐石开源贸易有限公司), a company incorporated in the PRC (“Qingdao Panshi”);

(11)      Lemi (Tianjin) Architectural Engineering Programming and Design Co., Ltd. (乐米(天津)建筑工程规划设计有限公司)  (“Lemi Tianjin”, together with Tencent (only in the capacity as a holder of Series B Preferred Shares), 58 Limited, Qingdao Caigao, TOPLAND GLOBAL, Shanghai Yuya, Qingdao Lida and Qingdao Panshi, collectively the “Series B Investors” and each a “Series B Investor”);

(12)      ZHUAN SPIRIT HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands (the “Company”);

(13)      Zhuan Vision Holdings Limited, a company incorporated in the Hong Kong (the “HK Company”);

(14)      Shanghai Winder Bear Information Technology Co., Ltd. (上海发条熊信息技术有限责任公司), a company incorporated in the PRC (the “Shanghai WFOE”);

(15)      Tianjin Zhuanzhuan World Technology Co., Ltd. (天津转转世界科技有限责任公司), a company incorporated in the PRC (the “Tianjin WFOE”);

(16)      Beijing Zhuanzhuan Spirit Technology Co., Ltd. (北京转转精神科技有限责任公司), a company incorporated in the PRC (the “VIE Entity”);

(17)      Beijing Zhuanzhuan Youpin Auction Co., Ltd. (北京转转优品拍卖有限责任公司), a company incorporated in the PRC (“Zhuanzhuan Youpin”); and

(18)      Tianjin Fatiao Time Information Technology Co., Ltd. (天津发条时光信息技术有限责任公司), a company incorporated in the PRC (together with the VIE Entity and Zhuanzhuan Youpin, the “Domestic Companies” and each a “Domestic Company”).

RECITALS:

1.         As of the date hereof, the Key Holder, Tencent and the Management Team Holdco collectively own, legally and beneficially, all of the issued share capital of the Company. The share ownership and certain other particulars of the Company and each Shareholder are set forth in Schedule 1.

2.         The Parties hereof (other than Management Team Holdco, Mr. Huang and the Series B Investors) have entered into certain Shareholders Agreement (the “Prior Shareholders Agreement”) on April 28, 2017.

3.         The Parties wish to provide for certain matters relating to the financing, management and operation of the Company and its Subsidiaries and the transfer of Shares.

AGREEMENT:

For the purposes of this Agreement, to the extent legally permissible under applicable laws and subject to the compliance by each holder of a Series B Warrant (and its Affiliates, if applicable) with the provisions of this Agreement, the Articles, the applicable Series B Warrant and the applicable ODI Loan Agreement or Non-ODI Loan Agreement (each as defined in the Series B Purchase Agreement) to which such party is a party, such holder of a Series B Warrant shall be deemed as a holder of the corresponding Series B Preferred Shares of the Company assuming that such Series B Warrant has been fully exercised and such holder of the applicable Series B Warrant has been duly registered as a Shareholder of the Company holding such Series B Preferred Shares. If the full and effective exercise of any rights of a holder of the applicable Series B Warrant in accordance with this Agreement and the Articles requires its prior exercise of the applicable Series B Warrant, all the Shareholders shall, subject to applicable laws, use their voting and/or management power to allow the exercise of such Series B Warrant (subject to the terms therein) or allow such rights of the holder of the applicable Series B Warrant to be exercised to the maximum extent permitted under the applicable laws, and to provide such commercially reasonable assistance (including the reasonable extension of any time constraint pertaining to the exercise of any rights of the holder of the applicable Series B Warrant) as may be reasonably requested by such holder of the applicable Series B Warrant.

SECTION 1

INTERPRETATION

1.1       Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Act” means the Companies Law (2018 Revision) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person; provided, that the Group Companies shall not be deemed to be Affiliates of any Shareholder (other than the Management Team Holdco).

“Articles” means the third amended and restated memorandum and articles of association of the Company adopted by the Company on or about the date hereof.

“Authorization” means any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or other third party.

“Board” means the board of directors of the Company.

“Budget” means the annual budget for the Group, setting out the detailed budget of the Group for the relevant Fiscal Year, as may be adopted by the Group from time to time in accordance with this Agreement and the Articles.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, New York, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Business Plan” means the annual business plan for the Group, setting out details of all material matters relating to the operation, development and business of the Group, as may be adopted by the Group from time to time in accordance with this Agreement and the Articles.

“Chairman” means the chairman of the Board.

“Company Secretary” means the company secretary of the Company.

“Competitor” means any Person whose primary business is in competition with the Principal Business, which shall include Alibaba Group Holding Limited and AiHuiShou International Company Limited, or any Affiliate of such Person.

“Competitive Business” means mean any business which is in competition with the Principal Business.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person. The terms “Controlled” and “Controls” shall have meanings correlative to the foregoing.

“Control Documents” shall have the meaning as ascribed in the Series B Purchase Agreement.

“Director” means a director of the Company (including any duly appointed alternate director).

“Director’s Indemnification Agreements” means the respective indemnification agreements entered into by and between the Company and each director appointed to the Board on April 28, 2017.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, in the case of the Company, Ordinary Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP” means the employee equity incentive plan of the Company adopted as of September 8, 2017, as amended and duly adopted in accordance with this Agreement and the Articles.

“Fiscal Year” means the fiscal year of the Company, which ends on December 31.

“Framework Restructuring Agreement” shall have the meaning set forth in the Tencent Subscription Agreement.

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Group” or “Group Companies” means, collectively, the Company and its Subsidiaries (including, for the avoidance of doubt, the HK Company, the Shanghai WFOE, the Tianjin WFOE and the Domestic Companies), and a “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Information Technology” means all computer systems, telecommunication systems, software (and the tangible media on which it is stored) and hardware including source and object code, cabling, routers, switched, racks, servers, PCs, laptops, terminals, scanners, printers and all associated peripherals, excluding in all cases Intellectual Property.

“Intellectual Property” means any and all (a) patents (including all reissues, divisionals,  provisionals, continuations, continuations in part, re-examinations, renewals and extensions thereof), patent applications, and other patent rights, (b) trademarks, service marks, tradenames, brand names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing and applications, registrations and renewals in connection therewith, (c) copyrights, mask works, and copyrightable works, and all applications, registrations for and renewals in connection therewith,

(d) internet domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram, and other social media companies and the content found thereon and related thereto, and uniform resource locators, (e) proprietary computer software, including source code, object code and supporting documentation for such computer software, (f) trade secrets and proprietary information, including confidential business information, technical data, customer lists, data collections, methods and inventions (whether or not patentable and where or not reduced to practice), (g) copies and tangible embodiments of any of the foregoing and (h) all other intellectual property, whether or not registrable, in each case, under any law or statutory provision or common law doctrine in any country.

“Key Employees” means the Persons specified in Schedule 3.

“Key Holder Business Cooperation Agreements” means the business cooperation agreement entered into by and among certain Group Companies and the Key Holder and/or its Affiliates on April 28, 2017 and the follow-on business arrangement agreement entered into by and among certain Group Companies and the Key Holder and/or its Affiliates on July 1, 2018.

“Key Holder Nominee” means 北京云企互联投资有限公司, a company incorporated in the PRC, or such other Person designated by the Key Holder.

“Non-ODI Loan Agreement” shall have the meaning as ascribed in the Series B Purchase Agreement.

“ODI Loan Agreement” shall have the meaning as ascribed in the Series B Purchase Agreement.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” means the ordinary shares of par value US$0.000008 each in the share capital of the Company.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person or Persons who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Administrative Region and Taiwan.

“PRC GAAP” means the Generally Accepted Accounting Principles of the PRC.

“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

“Principal Business” means the businesses set forth in Schedule 4.

“Qualified IPO” means a firm commitment underwritten public offering of Ordinary Shares or of the listing vehicle (or securities representing such Ordinary Shares) on a Recognized Exchange which meets the following requirements: (a) the offering price per share is equal to or exceeds the product of (i) the original price per Series A Preferred Share paid by Tencent pursuant to the Tencent Subscription Agreement (as adjusted for share splits, share dividends, share combinations and the like) and (ii) 5, (b) the offering price per share values the Company at US$5,000,000,000 or more on an as-converted, fully diluted basis immediately prior to the completion of such offering and (c) such offering results in gross proceeds to the Company or the listing vehicle (as the case may be) of at least US$200,000,000. The term “gross proceeds” used herein means the total amount raised from an initial public offering prior to paying any expenses, including underwriters’ discounts, legal expense, auditors’ fees and similar third-party expenses.

“Recognized Exchange” means the main board of The Stock Exchange of Hong Kong Limited, NASDAQ, the New York Stock Exchange, the Shanghai Stock Exchange, the Shenzhen Stock Exchange or another internationally recognized securities exchange or board approved by the Board.

“Regulatory Approvals” means all Authorizations from any Governmental Authority.

“Related Party” means any of the following: (a) any Person who beneficially owns, directly or indirectly, more than 10% of any voting securities or ownership interests in the Company or the VIE Entity, (b) any director, officer or Key Employee of any Group Company and (c) any Person in which any of the Persons referred to in (a) or (b) holds, directly or indirectly, more than 10% (in case such Person referred to in (a) is 58 Limited, the Key Holder or any of their Affiliates, such percentage shall be 30%) of the voting securities or ownership interests. For the avoidance of doubt, none of the Group Companies shall be deemed to be a Related Party of the Company.

“Relative” of a natural person means such Person’s spouse, parents, children and siblings, whether by blood, marriage or adoption.

“Restricted Person” means (i) in the case of a Transfer by Shareholders other than the Key Holder, a “Key Holder Restricted Person”, and (ii) in the case of a Transfer by Shareholders other than Tencent, a “Tencent Restricted Person”, in each case as such Persons agreed between the Key Holder and Tencent, which may be updated once per Fiscal Year by mutual agreement of Tencent and the Key Holder in writing, and in each case to include the Affiliates of agreed Persons.

“Restructuring Documents” shall have the meaning set forth in the Tencent Subscription Agreement.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Series A Preferred Shares” means the Series A preferred shares of par value US$0.000008 each in the share capital of the Company.

“Series B Financing” means any series B financing of the Group Companies (taken as a whole), with a pre-money valuation of no more than US$1,600,000,000 (or its equivalent other currency).

“Series B Majority” means the holders of at least fifty percent (50%) of the Series B Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Series B New Shareholder” means any holder of Series B Preferred Shares (excluding any Series B Preferred Share held by Tencent or 58 Limited or their respective Affiliates).

“Series B Preferred Shares” means the Series B preferred shares of par value US$0.000008 issued by the Company in Series B Financing of the Group Companies. For the avoidance of doubt and only for the purpose of this Agreement, the Series B Preferred Shares shall include the Series B Warrant Shares.

“Series B Warrants” and “Series B Warrant” as defined in the Series B Purchase Agreement.

“Series B Warrant Shares” shall mean the Series B Preferred Shares issued or issuable upon the exercise of the applicable Series B Warrant.

“Series B Purchase Agreement” means the Series B Preferred Share and Warrant purchase agreement entered into by and among the Key Holder, Tencent, the Management Team Holdco, the Series B Investors, the Company and certain other parties on September 9, 2019.

“Shareholders” means the holders of the Shares, and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Shares” means, collectively, the Ordinary Shares and the Preferred Shares. For the avoidance of doubt and only for the purpose of this Agreement, the Shares shall include the Series B Warrant Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed to be a Subsidiary of such Person.

“Tencent Business Cooperation Agreements” means (i) the business cooperation agreement entered into by and among certain Group Companies, Tencent and/or its Affiliates on April 28, 2017; (ii) the supplemental agreement to the foregoing agreement entered into by and among certain Group Companies, Tencent and/or its Affiliates on June 29, 2018; (iii) the business cooperation agreement entered into by and among certain Group Companies, Tencent and/or its Affiliates on June 29, 2018; and (iv) the business cooperation agreement entered into by and among certain Group Companies, Tencent and/or its Affiliates on or around the date hereof.

“Tencent Nominee” means “林芝利创信息技术有限公司”, a company incorporated in the PRC, or such other Person designated by Tencent.

“Tencent Subscription Agreement” means share subscription agreement entered into by and among the Key Holder, 58.com Inc., Tencent and the Company on April 18, 2017.

“Trade Sale” means any of the following: (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a Subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation, except for any such merger or consolidation in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly-owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, transfer or other disposition, in a single transaction or series of related transactions, of outstanding Shares representing greater than 50% of the voting power or equity value of the Company; provided, that neither (i) the bona fide sale by the Company of Shares for the purposes of raising additional funds nor (ii) dispositions of Shares pursuant to any exercise of the First Refusal Right under Section 3.4 shall constitute a Trade Sale; and (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by any Group Company of all or substantially all of the assets of the Group taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Group taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of the Company.

“Transaction Documents” means, collectively, this Agreement, the Series B Purchase Agreement, the Tencent

Subscription Agreement, the ODI Loan Agreements and the Non-ODI Loan Agreements, the Series B Warrants, the Articles, the Key Holder Business Cooperation Agreements, the Tencent Business Cooperation Agreements, the Director’s Indemnification Agreements, the Restructuring Documents, the Control Documents and any other agreements, documents or certificates delivered pursuant hereto or thereto.

“US GAAP” means the Generally Accepted Accounting Principles of the United States of America.

“US$” means United States Dollars, the lawful currency of the United States of America.

“VIE Entity” means “北京转转精神科技有限责任公司” , the PRC domestic limited liability company which shall operate the Principal Business.

1.2       Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section

58 Limited	1.1(a)(i)First,Q:A:(5)
Acceptance Notice	3.4(d)
Act	12.1, 1.1
ADSs	2
Affiliate	1.1
Agreement	2
Alternative Transaction	5(e)
Authorization	1.1
Board	1.1
Budget	1.1
Business Day	1.1
Business Plan	1.1
Chairman	1.1
Company	12(A), 1.1(a)(i)First,Q:A:(12)
Company Secretary	1.1
Competitive Business	1.1
Competitor	1.1
Confidential Information	9.1
Contract	1.1
Control	1.1
Control Documents	1.1
Controlled	1.1
Controls	1.1
Current ESOP	7.6
Director	1.1

Director’s Indemnification Agreements	1.1
Disclosure Document	11(a)
Dispute	13.2
Domestic Companies	1.1(a)(i)First,Q:A:(18)
Domestic Company	1.1(a)(i)First,Q:A:(18)
Electing Offeree	3.4(c)
Encumbrance	1.1
Equity Securities	1.1
ESOP	1.1
Excess Offered Shares	3.4(c)
Excess Securities	4.3(a)
Exchange Act	2
First Refusal Allocation	3.4(c)
First Refusal Right	3.4(a)
Fiscal Year	1.1
Form F-3	2
Framework Restructuring Agreement	1.1
fully diluted basis	1.3(h)
Fully Participating Shareholder	4.3(a)
Government Official	7.7(b)
Governmental Authority	1.1
gross proceeds	1.1
Group	1.1
Group Companies	1.1
Group Company	1.1
HK Company	1.1(a)(i)First,Q:A:(13)
HKIAC	13.2
Holder	4(b), 2
Hong Kong	1.1
Indemnified Party	11(c)
Indemnifying Party	11(c)
Information Technology	1.1
Initiating Holders	3(b)
Intellectual Property	1.1
Issuance Period	4.3(c)
Issuance Securities	4.1(a)
Key Employees	1.1
Key Holder	1.1(a)(i)First,Q:A:(1)
Key Holder Business Cooperation Agreements	1.1
Key Holder Director	5.2(a)(iii)
Key Holder Nominee	1.1
Key Holder Restricted Person	1.1
Lemi Tianjin	1.1(a)(i)First,Q:A:(11)
Liabilities	11(a)
Liability	11(a)
Management Director	5.2(a)(ii)

Management Team Holdco	1.1(a)(i)First,Q:A:(3)
Mr. Huang	1.1(a)(i)First,Q:A:(4)
New Shareholder	12
Non-Electing Offerees	3.4(c)
Non-ODI Loan Agreement	1.1
ODI Loan Agreement	1.1
Offer Period	3.4(d)
Offer Price	3.4(b)
Offered Shares	3.4(b)
Offerees	3.4(b)
Order	1.1
Ordinary Shares	1.1
Parties	1.1
Party	1.1
Permitted Transferee	3.3(c)
Per-Share Offer Price	3.4(c)
Person	1.3(f), 1.1
PRC	1.1
PRC GAAP	1.1
Preemptive Acceptance Notice	4.3(a)
Preemptive Acceptance Period	4.3(a)
Preemptive Offer	4.2(b)
Preemptive Offer Notice	4.2(a)
Preferred Shares	1.1
Principal Business	1.1
Prior Shareholders Agreement	1.1(a)(i)First,Q:A:(18)2
Pro Rata Share	4.1(b)
Proposed Issuance	4.2(a)
Proposed Recipient	4.1(a)
Qingdao Caigao	1.1(a)(i)First,Q:A:(6)
Qingdao Lida	1.1(a)(i)First,Q:A:(9)
Qingdao Panshi	1.1(a)(i)First,Q:A:(10)
Qualified IPO	1.1
Recognized Exchange	1.1
register	2
Registrable Securities	2
Registrable Securities then outstanding	2
Regulatory Approvals	1.1
Related Party	1.1
Relative	1.1
Remaining Shares	3.4(f)
Replacement	7.10(b)
Request Notice	3(a)
Resale Shelf	5(e)
Restricted Person	1.1
Restricted Shareholder	3.4(a)

Restructuring Documents	1.1
SEC	1.1
Securities Act	1.1
Series A Acceptance Notice	3.6(d)
Series A Electing Offeree	3.6(c)
Series A Excess Offered Shares	3.6(c)
Series A First Refusal Allocation	3.6(c)
Series A First Refusal Right	3.6(a)
Series A Investor	1.1(a)(i)First,Q:A:(2)
Series A Investors	1.1(a)(i)First,Q:A:(2)
Series A Non-Electing Offerees	3.6(c)
Series A Offer Period	3.6(d)
Series A Offer Price	3.6(b)
Series A Offered Shares	3.6(b)
Series A Offerees	3.6(b)
Series A Per-Share Offer Price	3.6(c)
Series A Preferred Shares	1.1
Series A Remaining Shares	3.6(f)
Series A Restricted Shareholder	3.6(a)
Series A Tag-Along Notice	3.7(a)(ii)
Series A Tag-Along Offeree	3.7(a)(ii)
Series A Tag-Along Right	3.7(a)(i)
Series A Transfer Notice	3.6(b)
Series A Transferring Shareholder	3.6(b)
Series B Financing	1.1
Series B Investor	1.1(a)(i)First,Q:A:(11)
Series B Investors	1.1(a)(i)First,Q:A:(11)
Series B Majority	1.1
Series B New Shareholder	1.1
Series B Preferred Shares	1.1
Series B Purchase Agreement	1.1
Series B Warrant	1.1
Series B Warrant Shares	1.1
Series B Warrants	1.1
Shanghai WFOE	1.1(a)(i)First,Q:A:(14)
Shanghai Yuya	1.1(a)(i)First,Q:A:(8)
Shareholders	1.1
Shareholders Agreement	12(B)
Shareholders Meeting	5.1
Shares	1.1
Subject Person	1.1
Subscribed Shares	12(A)
Subsidiary	1.1
Tag-Along Notice	3.5(a)(ii)
Tag-Along Offeree	3.5(a)(ii)
Tag-Along Right	3.5(a)(i)

Tencent	1.1(a)(i)First,Q:A:(2)
Tencent Business Cooperation Agreements	1.1
Tencent Director	5.2(a)(i)
Tencent Nominee	1.1
Tencent Restricted Person	1.1
Tencent Subscription Agreement	1.1
Tianjin WFOE	1.1(a)(i)First,Q:A:(15)
TOPLAND GLOBAL	1.1(a)(i)First,Q:A:(7)
Trade Sale	1.1
Transaction Documents	1.1
Transfer	3.1
Transfer Notice	3.4(b)
Transferee	3.4(b)
Transferor	12(A)
Transferred Shares	12(A)
Transferring Shareholder	3.4(b)
US GAAP	1.1
US$	1.1
VIE Entity	1.1, 1.1(a)(i)First,Q:A:(16)
Zhuanzhuan Youpin	1.1(a)(i)First,Q:A:(17)

1.3       Interpretation.

(a)        Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)        Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)        Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)        Include not Limiting.  “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)        Law. References to “law” or “laws” shall include all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)        Persons. A reference to any “Person” shall, where the context permits, include such Person’s executors, administrators, legal representatives and permitted successors and assigns.

(g)        References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Recital, Schedule or Exhibit is, unless otherwise specified, to such Section of or Recital, Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder,” “hereto” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Recital, Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h)        Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) and Equity Securities which have been reserved for issuance pursuant to the ESOP have been so converted, exercised, exchanged or issued. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(i)         Statutory References. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)         that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii)       any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)      any subordinate legislation or regulation made under the relevant statute or statutory provision.

(j)         Time. Except as otherwise provided, (i) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (ii) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day. If the day on or by which a payment must be made is not a Business Day, such payment must be made on or by the Business Day immediately following such day.

(k)        Writing. References to writing include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

OBLIGATIONS OF THE SHAREHOLDERS

2.1       Shareholder Obligations. Each Shareholder shall comply with the provisions of this Agreement in relation to its investment in the Company and in transacting business with the Company and shall exercise its rights and powers in accordance with and so as to give effect to this Agreement, and each shareholder of such Shareholder which is a Party hereto shall cause such Shareholder to comply with this Section 2.

SECTION 3

RESTRICTIONS ON TRANSFER OF SHARES

3.1       Limitation on Transfers. No Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of or suffer to exist (whether by operation of law or otherwise) any Encumbrance on any Shares or any right, title or interest therein or thereto (each, a “Transfer”), except as expressly permitted by this Section 3. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, such Transfer shall not confer on any transferee or purported transferee any rights whatsoever and no Party (including the Company) shall recognize or register any such Transfer.

3.2       Restrictions on Transfers. Notwithstanding any other provision of this Agreement,

(a)        no Transfer may be made pursuant to this Section 3 unless (i) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A, (ii) the transferee is not a Competitor, (iii) if the transferee is a Key Holder Restricted Person, the prior written approval of the Key Holder shall have been obtained, (iv) if the transferee is a Tencent Restricted Person, the prior written approval of Tencent shall have been obtained, (v) for so long as Tencent and its Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis, if the Key Holder or the Management Team Holdco or any holder of Ordinary Shares issued under the ESOP directly or indirectly transfers Ordinary Shares, the prior written approval of Tencent shall have been obtained, (vi) if any direct or indirect transfer of any shares which would result in a change of Control of the Company, the prior written consent or approval of the holders of over 40% of the Series A Preferred Shares shall have been obtained, (vii) the Transfer complies in all respects with the other applicable provisions of this Agreement and (viii) the Transfer complies in all respects with applicable securities laws; and

(b)        (i) in the case of Trade Sale to or involving any Tencent Restricted Person, or any merger, amalgamation, consolidation, division, scheme of arrangement or any other type of corporate restructuring involving any Group Company and any Tencent Restricted Person, the prior written approval of Tencent shall have been obtained, for so long as Tencent and its Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis, (ii) in the case of Trade Sale to or involving any Key Holder Restricted Person, or any merger, amalgamation, consolidation, division, scheme of arrangement or any other type of corporate restructuring involving any Group Company and any Key Holder Restricted Person, the prior written approval of the Key Holder shall have been obtained, and (iii) in the case of Trade Sale, or any merger, amalgamation, consolidation, division, scheme of arrangement or any other type of corporate restructuring involving any Group Company not referred to in Section 3.2(b)(i) and Section 3.3(b)(ii), the prior written consent or approval of the holders of over 40% of the Series A Preferred Shares shall have been obtained.

3.3       Permitted Transfers. The following Transfers may be made without compliance with the provisions of Section 3.4 or Section 3.5:

(a)        any Transfer by a Shareholder to an Affiliate of such Shareholder; provided, that the transferee is not a Competitor nor a Restricted Person;

(b)        any Transfer by a Shareholder that is a natural person to a trust for the benefit of Relative(s) of such Shareholder; provided, that such Shareholder is the sole trustee of such trust; or

(c)        any sale or transfer of Equity Securities to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment relationship.

A Person described with respect to a Shareholder in clause (a) or (b) of this Section 3.3 is hereinafter referred to as a “Permitted Transferee” of such Shareholder. If a transferee of Shares pursuant to clause (a) or (b) of this Section 3.3 at any time ceases to be a Permitted Transferee of the transferring Shareholder, the transferee shall Transfer such Shares back to such transferring Shareholder.

3.4       Right of First Refusal against the Restricted Shareholders.

(a)        Transfers Subject to Right of First Refusal. If any holder of Ordinary Shares or any holder of Series B Preferred Shares (other than any Series B Preferred Share acquired by Tencent or 58 Limited at the completion of the Series B Financing) (each, a “Restricted Shareholder”) proposes to Transfer any Shares, the holders of Preferred Shares shall have a right of first refusal (the “First Refusal Right”) with respect to such Transfer as provided in this Section 3.4. A Restricted Shareholder proposing to Transfer any Shares to a third party shall, prior to delivering the Transfer Notice in respect thereof, confirm with the Company that the proposed transferee is not a Competitor or a Restricted Person. If the Company confirms that such proposed transferee is a Competitor or a Restricted Person, the proposed Transfer to such proposed transferee shall not proceed.

(b)        Transfer Notice. If a Restricted Shareholder (the “Transferring Shareholder”) either receives a bona fide offer to acquire Shares held by it and the Transferring Shareholder proposes to accept such offer or makes a bona fide offer to sell Shares held by it to a third party and the third party proposes to accept such offer, the Transferring Shareholder shall send a written notice (the “Transfer Notice”) to the Company and all of the holders of Preferred Shares (other than the Transferring Shareholder, if applicable) (such holders, the “Offerees”), which notice shall state (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the “Transferee”) and the name of the ultimate Controller of the Transferee, (iii) the number and the type of Shares to be Transferred (the “Offered Shares”), (iv) the amount and form of the proposed consideration for the Transfer and (v) the other material terms and conditions of the proposed Transfer. In the event that the proposed consideration for the Transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. The total value of the consideration for the proposed Transfer is referred to herein as the “Offer Price”.

(c)        Rights of the Offerees. The Offerees shall have the right, exercisable by each Offeree through the delivery of an Acceptance Notice as provided in Section 3.4(d), to purchase up to all of the Offered Shares at a purchase price per Share (“Per-Share Offer Price”) equal to the Offer Price divided by the total number of Offered Shares, and upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall have the right to purchase up to such number of Offered Shares as is equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the number of Shares held by all of the Offerees (such number, an Offeree’s  “First Refusal Allocation”), in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice. In addition, in the event that one or more Offerees (“Non-Electing Offerees”) declines or is deemed pursuant to Section 3.4(d) to have waived its First Refusal Right, or does not fully purchase the number of Offered Shares that it is entitled to purchase, each Offeree electing to exercise its First Refusal Right in full (an “Electing Offeree”)

shall have the right as provided in Section 3.4(d) to purchase all or a portion of the Offered Shares not so purchased by the Non-Electing Offerees (“Excess Offered Shares”). An Offeree may assign to an Affiliate of such Offeree its right to acquire Offered Shares pursuant to this Section 3.4;  provided, that such Affiliate is not a Competitor nor a Restricted Person unless otherwise approved by the Key Holder or Tencent, as the case may be, pursuant to Section 3.2.

(d)        Exercise of Rights. The First Refusal Right of each Offeree under Section 3.4(c) shall be exercisable by delivering a written notice of exercise (an “Acceptance Notice”) within a period of 20 days after the date of the Transfer Notice (the “Offer Period”) to the Transferring Shareholder, with a copy to each other Offeree. Each Acceptance Notice shall include a statement of (i) the number of Shares held by such Offeree and (ii) the maximum number of Excess Offered Shares (up to the total number of Offered Shares less such Offeree’s First Refusal Allocation) that such Offeree is willing to purchase, if any. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Offered Shares determined in accordance with Section 3.4(c) and Section 3.4(e). The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s First Refusal Right with respect to the relevant Transfer.

(e)        Allocation of Excess Offered Shares. Each Electing Offeree shall have the right to purchase such number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice; provided, that if the number of Excess Offered Shares is less than the aggregate number of Excess Offered Shares that the Electing Offerees have indicated a willingness to purchase in their respective Acceptance Notices, the Excess Offered Shares shall be allocated by the Transferring Shareholder and agreed by all Electing Offerees in a fair manner such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Electing Offeree and the denominator of which is the number of Shares held by all Electing Offerees, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice, and (ii) not more than the maximum number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice.

(f)        Sale to Third Party Purchaser. If the Offerees do not elect in the aggregate to purchase all of the Offered Shares, the Transferring Shareholder may Transfer, subject to Section 3.5, the remaining Offered Shares (the “Remaining Shares”) to the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, that (i) such sale is bona fide, (ii) the price per Share for the sale to the Transferee is a price not less than the Offer Price divided by the total number of Offered Shares and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice, (iii) the Transfer is made within three (3) months after the giving of the Transfer Notice and (iv) the Transferee is not a Competitor nor a Restricted Person unless otherwise approved by the Key Holder or Tencent, as the case may be, pursuant to Section 3.2. If such a Transfer does not occur within such three-month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the Offerees in accordance with this Section 3.4.

(g)        Closing. The closing of any purchase of Offered Shares by an Offeree shall be held at the principal office of the Company at 11:00 a.m. local time on the 15th day after the giving of the Acceptance Notice by such Offeree or at such other time and place as the parties to the transaction may agree. The said 15-day period shall be extended for an additional period of up to 45 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver share certificates representing the relevant Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite stamp duty and transfer taxes or fees, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by such Offeree acquiring such Offered Shares), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. Each Offeree purchasing Offered Shares shall, with respect to each Offered Share it elected to purchase pursuant to its First Refusal Right, deliver at the relevant closing (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee, or as otherwise agreed between the Transferring Shareholder and such Offeree) payment in full of the Per-Share Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of such Offered Shares to such Offeree. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the relevant Offeree.

3.5       Tag-Along Rights.

(a)        Tag-Along Rights on Transfer.

(i)         Tag-Along Right. If a Transferring Shareholder proposes to make a Transfer, provided that an Offeree does not exercise its First Refusal Right in accordance with Section 3.4, such Offeree shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee in such Transfer to purchase from such Offeree, for the same consideration per Share and upon the same terms and conditions as to be paid and given to the Transferring Shareholder, up to a maximum number of Shares as is equal to the Remaining Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the aggregate number of Shares held by the Transferring Shareholder and the Offerees exercising the Tag-Along Right, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice. If an Offeree elects to exercise its Tag-Along Right, the number of Shares to be Transferred by the Transferring Shareholder shall be reduced accordingly.

(ii)       Tag-Along Notice. If an Offeree elects to exercise its Tag-Along Right (the “Tag-Along Offeree”), such Tag-Along Offeree shall deliver a written notice (the “Tag-Along Notice”) of such election to the Transferring Shareholder within the Offer Period, specifying the number of Shares with respect to which it wishes to sell pursuant to the Tag-Along Right, subject to the maximum number of Shares calculated pursuant to Section 3.5(a)(i). Such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to Transfer up to such number of Shares on the terms and conditions set forth in the Transfer Notice. The failure of the Tag-Along Offeree to give a Tag-Along Notice within the Offer Period shall be deemed to be a waiver of such Tag-Along Offeree’s Tag Along Right.

(iii)      Allocation of Remaining Shares. Within five (5) Business Days after the expiry of the Offer Period, the Transferring Shareholder shall send a notice to each Tag-Along Offeree specifying (1) the number of Remaining Shares, (2) the identity of each Tag-Along Offeree, (3) the number and type of Shares that each Tag-Along Offeree has requested to sell and (4) the number and the type of Shares that each Tag-Along Offeree shall sell to the Transferee.

(b)        Consummation. The closing of the sale of Shares pursuant to the Tag-Along Right shall occur simultaneously with the Transfer of Shares by the Transferring Shareholder to the Transferee. Where any Offeree has properly elected to exercise its Tag-Along Right and the proposed Transferee fails to purchase Shares from such Offeree, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

3.6       Right of First Refusal against the Series A Restricted Shareholders.

(a)        Transfers by Holders of Series A Preferred Shares Subject to Right of First Refusal. If any holder of Series A Preferred Shares (each, a “Series A Restricted Shareholder”) proposes to Transfer any Series A Preferred Shares, the other holders of Series A Preferred Shares shall have a right of first refusal (the “Series A First Refusal Right”) with respect to such Transfer as provided in this Section 3.6. A Series A Restricted Shareholder proposing to Transfer any Series A Preferred Shares to a third party shall, prior to delivering the Transfer Notice in respect thereof, confirm with the Company that the proposed transferee is not a Competitor or a Restricted Person. If the Company confirms that such proposed transferee is a Competitor or a Restricted Person, the proposed Transfer to such proposed transferee shall not proceed.

(b)        Transfer Notice. If a Series A Restricted Shareholder (the “Series A Transferring Shareholder”) either receives a bona fide offer to acquire Series A Preferred Shares held by it and the Series A Transferring Shareholder proposes to accept such offer or makes a bona fide offer to sell Series A Preferred Shares held by it to a third party and the third party proposes to accept such offer, the Series A Transferring Shareholder shall send a written notice (the “Series A Transfer Notice”) to the Company and all of the other holders of Series A Preferred Shares (such holders, the “Series A Offerees”), which notice shall state (i) the name of the Series A Transferring Shareholder, (ii) the name and address of the proposed Transferee and the name of the ultimate Controller of the Transferee, (iii) the number of Series A Preferred Shares to be Transferred (the “Series A Offered Shares”), (iv) the amount and form of the proposed consideration for the Transfer and (v) the other material terms and conditions of the proposed Transfer. In the event that the proposed consideration for the Transfer includes consideration other than cash, the Series A Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. The total value of the consideration for the proposed Transfer is referred to herein as the “Series A Offer Price”.

(c)        Rights of the Series A Offerees. The Series A Offerees shall have the right, exercisable by each Series A Offeree through the delivery of a Series A Acceptance Notice as provided in Section 3.6(d), to purchase up to all of the Series A Offered Shares at a purchase price per Series A Preferred Share (“Series A Per-Share Offer Price”) equal to the Series A Offer Price divided by the total number of Series A Offered Shares, and upon the other terms and conditions set forth in the Series A Transfer Notice. Each Series A Offeree shall have the right to purchase up to such number of Series A Offered Shares as is equal to the total number of Series A Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Series A Offeree and the denominator of which is the number of Shares held by all of the Series A Offerees (such number, an Series A Offeree’s  “Series A First Refusal Allocation”), in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Series A Transfer Notice. In addition, in the event that one or more Series A Offerees (“Series A Non-Electing Offerees”) declines or is deemed pursuant to Section 3.6(d) to have waived its Series A First Refusal Right, or does not fully purchase the number of Series A Offered Shares that it is entitled to purchase, each Series A Offeree electing to exercise its Series A First Refusal Right in full (a “Series A Electing Offeree”) shall have the right as provided in Section 3.6(d) to purchase all or a portion of the Series A Offered Shares not so purchased by the Series A Non-Electing Offerees (“Series A Excess Offered Shares”). A Series A Offeree may assign to an Affiliate of such Series A Offeree its right to acquire Series A Offered Shares pursuant to this Section 3.6; provided, that such Affiliate is not a Competitor nor a Restricted Person unless otherwise approved by the Key Holder or Tencent, as the case may be, pursuant to Section 3.2.

(d)        Exercise of Rights. The Series A First Refusal Right of each Series A Offeree under Section 3.6(c) shall be exercisable by delivering a written notice of exercise (a “Series A Acceptance Notice”) within a period of 20 days after the date of the Series A Transfer Notice (the “Series A Offer Period”) to the Series A Transferring Shareholder, with a copy to each other Series A Offeree. Each Series A Acceptance Notice shall include a statement of (i) the number of Shares held by such Offeree and (ii) the maximum number of Series A Excess Offered Shares (up to the total number of Series A Offered Shares less such Series A Offeree’s Series A First Refusal Allocation) that such Series A Offeree is willing to purchase, if any. A Series A Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Series A Offeree to purchase the relevant number of Series A Offered Shares determined in accordance with Section 3.6(c) and Section 3.6(e). The failure of an Series A Offeree to give a Series A Acceptance Notice within the Series A Offer Period shall be deemed to be a waiver of its Series A First Refusal Right with respect to the relevant Transfer.

(e)        Allocation of Series A Excess Offered Shares. Each Series A Electing Offeree shall have the right to purchase such number of Series A Excess Offered Shares specified in its Series A Acceptance Notice; provided, that if the number of Series A Excess Offered Shares is less than the aggregate number of Series A Excess Offered Shares that the Series A Electing

Offerees have indicated a willingness to purchase in their respective Series A Acceptance Notices, the Series A Excess Offered Shares shall be allocated by the Series A Transferring Shareholder and agreed by all Series A Electing Offerees in a fair manner such that each Series A Electing Offeree shall have a right to purchase (i) not less than the total number of Series A Excess Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Series A Electing Offeree and the denominator of which is the number of Shares held by all Series A Electing Offerees, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Series A Transfer Notice, and (ii) not more than the maximum number of Series A Excess Offered Shares specified in such Series A Electing Offeree’s Series A Acceptance Notice.

(f)        Sale to Third Party Purchaser. If the Series A Offerees do not elect in the aggregate to purchase all of the Series A Offered Shares, the Series A Transferring Shareholder may Transfer, subject to Section 3.7, the remaining Series A Offered Shares (the “Series A Remaining Shares”) to the Transferee identified in the Series A Transfer Notice on the terms and conditions set forth in the Series A Transfer Notice; provided, that (i) such sale is bona fide, (ii) the price per Share for the sale to the Transferee is a price not less than the Series A Offer Price divided by the total number of Series A Offered Shares and the sale is otherwise on terms and conditions no less favorable to the Series A Transferring Shareholder than those set forth in the Series A Transfer Notice, (iii) the Transfer is made within three (3) months after the giving of the Series A Transfer Notice and (iv) the Transferee is not a Competitor nor a Restricted Person unless otherwise approved by the Key Holder or Tencent, as the case may be, pursuant to Section 3.2. If such a Transfer does not occur within such three-month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Series A Preferred Shares may be made by the Series A Transferring Shareholder thereafter without again making an offer to the Series A Offerees in accordance with this Section 3.6.

(g)        Closing. The closing of any purchase of Series A Offered Shares by a Series A Offeree shall be held at the principal office of the Company at 11:00 a.m. local time on the 15th day after the giving of the Series A Acceptance Notice by such Series A Offeree or at such other time and place as the parties to the transaction may agree. The said 15-day period shall be extended for an additional period of up to 45 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Series A Transferring Shareholder shall deliver share certificates representing the relevant Series A Offered Shares, accompanied by duly executed instruments of transfer and the Series A Transferring Shareholder’s portion of the requisite stamp duty and transfer taxes or fees, if any. Such Series A Offered Shares shall be free and clear of any

Encumbrance (other than Encumbrances arising hereunder or attributable to actions by such Series A Offeree acquiring such Series A Offered Shares), and the Series A Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Series A Offered Shares. Each Series A Offeree purchasing Series A Offered Shares shall, with respect to each Series A Offered Share it elected to purchase pursuant to its Series A First Refusal Right, deliver at the relevant closing (or on such later date or dates as may be provided in the Series A Transfer Notice with respect to payment of consideration by the proposed Transferee, or as otherwise agreed between the Series A Transferring Shareholder and such Series A Offeree) payment in full of the Series A Per-Share Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of such Series A Offered Shares to such Series A Offeree. Any stamp duty or transfer taxes or fees payable on the transfer of any Series A Offered Shares shall be borne and paid equally by the Series A Transferring Shareholder and the relevant Series A Offeree.

3.7       Series A Tag-Along Rights.

(a)        Tag-Along Rights on Transfer by Holders of Series A Preferred Shares.

(i)         Tag-Along Right. If a Series A Transferring Shareholder proposes to make a Transfer of Series A Preferred Shares, provided that a Series A Offeree does not exercise its Series A First Refusal Right in accordance with Section 3.6, such Series A Offeree shall have the right (the “Series A Tag-Along Right”) but not the obligation to require the Transferee in such Transfer to purchase from such Series A Offeree, for the same consideration per Share and upon the same terms and conditions as to be paid and given to the Series A Transferring Shareholder, up to a maximum number of Series A Preferred Shares as is equal to the Series A Remaining Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the aggregate number of Shares held by the Series A Transferring Shareholder and the Series A Offerees exercising the Tag-Along Right, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Transfer Notice. If a Series A Offeree elects to exercise its Series A Tag-Along Right, the number of Series A Preferred Shares to be Transferred by the Series A Transferring Shareholder shall be reduced accordingly.

(ii)       Tag-Along Notice. If a Series A Offeree elects to exercise its Series A Tag-Along Right (the “Series A Tag-Along Offeree”), such Series A Tag-Along Offeree shall deliver a written notice (the “Series A Tag-Along

Notice”) of such election to the Series A Transferring Shareholder within the Series A Offer Period, specifying the number of Series A Preferred Shares with respect to which it wishes to sell pursuant to the Series A Tag-Along Right, subject to the maximum number of Series A Preferred Shares calculated pursuant to Section 3.7(a)(i). Such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to Transfer up to such number of Series A Preferred Shares on the terms and conditions set forth in the Series A Transfer Notice. The failure of the Series A Tag-Along Offeree to give a Series A Tag-Along Notice within the Series A Offer Period shall be deemed to be a waiver of its Series A Tag Along Right.

(iii)      Allocation of Series A Remaining Shares. Within five (5) Business Days after the expiry of the Series A Offer Period, the Series A Transferring Shareholder shall send a notice to each Series A Tag-Along Offeree specifying (1) the number of Series A Remaining Shares, (2) the identity of each Series A Tag-Along Offeree, (3) the number of Series A Preferred Shares that each Series A Tag-Along Offeree has requested to sell and (4) the number of Series A Preferred Shares that each Series A Tag-Along Offeree shall sell to the Transferee.

(b)        Consummation. The closing of the sale of Series A Preferred Shares pursuant to the Series A Tag-Along Right shall occur simultaneously with the Transfer of Series A Preferred Shares by the Series A Transferring Shareholder to the Transferee. Where any Series A Offeree has properly elected to exercise its Series A Tag-Along Right and the proposed Transferee fails to purchase Series A Preferred Shares from such Series A Offeree, the Series A Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

3.8       Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement and in the Articles shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the Control of a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement and the Articles that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

3.9       Transfer of Convertible Securities. Any Transfer of Equity Securities exercisable or convertible into or exchangeable for Shares shall be deemed for the purposes of this Section 3 to be a Transfer of Shares.

3.10     Notice of Transfer. After registering any Transfer of Shares or other Equity Securities on its books, the Company shall promptly send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the transferor, the name of the transferee and the number and class of Equity Securities involved.

3.11     Termination of Transfer Restrictions. The Transfer restrictions described in this Section 3 shall terminate upon the earlier of (a) the completion of a Trade Sale and (b) the completion of a Qualified IPO, and shall not apply to any Transfer of Shares pursuant to a Qualified IPO.

SECTION 4

PREEMPTIVE RIGHTS

4.1       Restrictions.

(a)        Except as provided under Section 4.1(c), the Company shall not issue any securities (including any Equity Securities or any debt or other securities of any kind) of any type or class (“Issuance Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered each holder of Preferred Shares in accordance with the provisions of this Section 4 the right to purchase such holder’s Pro Rata Share of such Issuance Securities for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient.

(b)        For the purposes of this Section 4, a holder of Preferred Shares’ “Pro Rata Share” of Issuance Securities at any time shall be calculated as the product of (i) the number of Issuance Securities and (ii) a fraction, the numerator of which is the total number of Shares held by such holder of Preferred Shares and the denominator of which is the total number of Shares held by all holders of Preferred Shares, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Preemptive Offer Notice.

(c)        The restrictions set out in Section 4.1(a) shall not apply to (i) any issuance of Ordinary Shares upon the conversion of Preferred Shares, (ii) any issuance of Shares pursuant to a Qualified IPO, (iii) any issuance of Shares pursuant to the ESOP, approved in accordance with this Agreement and the Articles, (iv) any issuance of Equity Securities as consideration in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, amalgamation or other business combination transaction, joint venture, sale or exchange of securities or other similar transaction involving the Company or any other Group Company, approved in accordance with this Agreement and the Articles, (v) any issuance of Series B Preferred Shares upon the applicable exercise of the applicable

Series B Warrant, and (vi) any issuance of Equity Securities in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event in which all Preferred Shares are entitled to participate on a pro-rata basis in accordance with the Articles.

4.2       Preemptive Offer Notice.

(a)        Not less than 20 days before a proposed issuance of securities other than in connection with an issuance permitted under Section 4.1(c) (a “Proposed Issuance”), the Company shall deliver to each holder of Preferred Shares a written notice (a “Preemptive Offer Notice”) which shall set forth (i) the number, type and terms of such Issuance Securities, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) a summary of any other material terms and conditions of the Proposed Issuance, including the name of the Proposed Recipient and the proposed issuance date. Such Preemptive Offer Notice shall be accompanied by any written offer, if any, from the Proposed Recipient to purchase such Issuance Securities.

(b)        The Company shall, by delivering the Preemptive Offer Notice, offer each holder of Preferred Shares the option to acquire all or any portion of such holder’s Pro Rata Share of the Issuance Securities (the “Preemptive Offer”). The Preemptive Offer shall remain open and irrevocable for the period set forth below (and, to the extent that the Preemptive Offer is accepted during such period, until the consummation of the issuance contemplated by the Preemptive Offer).

4.3       Exercise of Preemptive Rights.

(a)        Each holder of Preferred Shares shall have the right, exercisable by such holder through the delivery of a written notice (a “Preemptive Acceptance Notice”) to the Company within a period of 15 days after the date of the Preemptive Offer Notice (the “Preemptive Acceptance Period”), to purchase up to its Pro Rata Share of the Issuance Securities at the purchase price and on the terms and conditions stated in the Preemptive Offer Notice. Each Preemptive Acceptance Notice shall specify the maximum number of Issuance Securities such holder of Preferred Shares will purchase. The failure of a holder of Preferred Shares to give a Preemptive Acceptance Notice within the Preemptive Acceptance Period shall be deemed to be a waiver of such holder’s preemptive rights under this Section 4.3 with respect to the relevant Preemptive Offer. If any holder of Preferred Shares does not exercise or is deemed to have waived its preemptive rights under this Section 4.3 or elects to exercise such rights with respect to less than its Pro Rata Share of the Issuance Securities, any holder of Preferred Shares that has elected to exercise its preemptive rights under this Section 4.3 with respect to its full Pro Rata Share of the Issuance Securities (a “Fully Participating Shareholder”) shall be entitled to purchase from the Company up to an additional number of Issuance Securities equal to the product of (i) the aggregate number of Issuance Securities over which no holder of Preferred Shares has exercised its preemptive rights under this Section 4.3  (“Excess Securities”) and (ii) a fraction, the numerator of which is the total number of Shares held by such Fully Participating Shareholder and the denominator of which is the total number of Shares held by all of the Fully Participating Shareholders that elect to purchase Excess Securities, in each case (for both the numerator and the denominator) on an as-converted, fully diluted basis as of the date of the Preemptive Offer Notice.

(b)        All sales of Issuance Securities to the holders of Preferred Shares subject to any Preemptive Offer Notice shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory Business Day within 20 Business Days after the expiration of the Preemptive Acceptance Period. The delivery by the Company of share certificates or other instruments, if any, evidencing such Issuance Securities shall be made on such date against payment of the purchase price for such Issuance Securities.

(c)        If any Issuance Securities set forth in the Preemptive Offer Notice remain unpurchased or unsubscribed after all of the holders of Preferred Shares have either exercised or deemed to have waived their respective preemptive rights under this Section 4.3, then the Company may issue all or any portion of such remaining Issuance Securities, at a price not less than the purchase price and on terms and conditions not more favorable to the Proposed Recipient than the purchase price, terms and conditions stated in the Preemptive Offer Notice, at any time within 60 days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”); provided, that in connection with and as a condition to such issuance (solely in the case of any issuance of Shares), each Proposed Recipient that is not then a party to this Agreement shall execute and deliver to the Company a Deed of Adherence substantially in the form attached hereto as Exhibit A; provided,  further, that if such issuance is subject to any Regulatory Approval, the Issuance Period shall be extended until the expiration of the fifth Business Day following the receipt of all such Regulatory Approvals, but in no event later than 240 days following the expiration of the Preemptive Acceptance Period. In the event that any of such remaining Issuance Securities is not issued during the Issuance Period, the right of the Company to issue such remaining Issuance Securities shall expire and the obligations of the Company under this Section 4 shall be reinstated and such remaining Issuance Securities shall not be issued unless first reoffered to the holders of Preferred Shares in accordance with this Section 4.

(d)        Any issuance of securities by the Company prior to compliance by the Company with this Section 4 shall be void and of no force and effect.

4.4       Termination of Rights. The preemptive rights under this Section 4 shall not apply to any issuance pursuant to a Qualified IPO.

SECTION 5

CORPORATE GOVERNANCE

5.1       General. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of Shareholders (a “Shareholders Meeting”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure the inclusion in the Articles of the rights and privileges of the Shareholders included in this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, in conformity with the provisions of this Agreement.

5.2       Board of Directors.

(a)        Number and Composition. The composition of Directors constituting the entire Board shall be as follows. Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of:

(i)         one nominee designated by Tencent (the “Tencent Director”);

(ii)       one nominee designated by the Management Team Holdco (the “Management Director”);

(iii)      one nominee designated by the Key Holder (the “Key Holder Director”).

(b)        Removal and Replacement of Directors.

(i)         A Director shall be removed from the Board, with or without cause, upon, and only upon, the request of the Shareholder who nominated him, unless such Director resigns voluntarily or the term of his service expires, in which case the Shareholder entitled to nominate such Director shall be entitled to nominate a replacement to be appointed to the Board to fill the vacancy thus created.

(ii)       Each Director may only be nominated to and removed from the Board by the relevant Shareholder in accordance with this Agreement and the Articles.

(c)        Chairman. The Chairman shall be selected by a majority vote of the Directors in office. The Chairman shall not have a casting vote.

5.3       Board Meetings.

(a)        Frequency and Location. Meetings of the Board shall take place at least once every quarter. Meetings shall be held in a location approved by a majority of the Directors.

(b)        Notice. A meeting of the Board may be called by the Chairman or any Director giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than seven (7) days’ notice shall be given to all Directors; provided, that such notice period may be reduced with the written consent of all of the Directors.

(c)        Quorum. All meetings of the Board shall require a quorum of at least a majority of all the incumbent Directors, including the incumbent Tencent Director, the Management Director and the Key Holder Director. If such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to the same place and time seven days later, at which meeting at least a majority of all the incumbent Directors, including the incumbent Tencent Director, the Key Holder Director and the Management Director, present shall constitute a valid quorum. If such a quorum is not present within one hour from the time appointed for such adjourned meeting, such meeting shall adjourn to such place and time as those Directors who did attend shall decide or, if no such decision is reached, at the same place and time seven days later, at which meeting a majority of all the incumbent Directors present shall constitute a valid quorum; provided, that notice of such second adjourned meeting shall have been delivered to all Directors at least three days prior to the date of such second adjourned meeting.

(d)        Voting. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Person to attend and vote by proxy for such Director at any Board meeting. Subject to Section 5.3(g), Section 5.5 and Section 5.8, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e)        Participation. Directors may participate in Board meetings by telephone or video conference, and such participation shall constitute presence for purposes of the quorum provisions of Section 5.3(c).

(f)        Expenses. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

(g)        Action by Written Consent. Subject to Section 5.8, any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

5.4       Board Approval. Subject to Section 5.5 and Section 5.8, all matters in relation to the operation and management of the Group shall be decided by the Board at a quorate Board meeting or by a written resolution signed by all of the Directors.

5.5       Board Reserved Matters. Subject to Section 5.8 and any additional requirements imposed by the Act, no Group Companies shall take, permit to occur, approve, authorize or agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise, without the affirmative consent or approval of the majority of the Directors in office, which shall include the Tencent Director (if any):

(a)        the approval or amendment of, or any deviation from, any Budget or Business Plan;

(b)        any purchase or other acquisition by any Group Company of another Person or the business and/or assets of another Person, or the investment by any Group Company in any Person, exceeding the total amount intended for such purchase, acquisition or investment as set out in any Budget or Business Plan approved in accordance with this Section 5.5 and Section 5.8;

(c)        the declaration or payment of any dividend or other distribution;

(d)        any loan or advancement to any employee of any Group Company by such Group Company in excess of RMB500,000 per employee in aggregate in any calendar year occurred in the ordinary course of business of such Group Company; or any loan or advancement to any employee of any Group Company by such Group Company occurred outside of the ordinary course of business of such Group Company;

(e)        other than in the ordinary course of business, the incurrence of any indebtedness or assumption of any financial obligation, or any issue, assumption, guarantee or creation of any indebtedness in the nature of borrowings, by any Group Company in excess of US$1,000,000;

(f)        other than in the ordinary course of business, any sale, transfer or other disposal of, or the incurrence of any Encumbrance on, any assets of any Group Company valued in excess of US$1,000,000; and

(g)        the appointment, replacement or termination of, or the approval or amendment of any employment terms of, any member of senior management of any Group Company at the chief executive officer or similar level.

5.6       [Reserved].

5.7       Rights and Obligations of the Shareholders and the Company in Relation to the Group Companies. The Group Companies shall cause (a) the board of directors of each other Group Company to be the same size as the Board and the directors thereof to be nominated in the same manner as the Directors as set out in Section 5.2(a) and (b) the quorum and voting arrangements and other procedures with respect to the respective boards of directors of the Group Companies, as well as other corporate governance matters, to be the same as those set forth in this Section 5, in each case to the extent permitted by applicable law.

5.8       Protective Provisions. Notwithstanding any other provision of this Agreement, the Articles or any of the constitutional documents of any other Group Company or otherwise, and subject to Section 3.2, no Group Company shall take, permit to occur, approve, authorize, agree or commit to do any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation or otherwise, without the prior written consent or approval of (x) Tencent for so long as Tencent and its Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis; and (y) the Key Holder for so long as the Key Holder, 58 Limited and their Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis, provided, that (xx) the affirmative consent or approval of the Tencent Director to or of any such action at a Board meeting or as evidenced on a written resolution of the Board which expressly tabled for approval such action shall be deemed to constitute the prior written approval of Tencent of such action, and (yy) the affirmative consent or approval of the Key Holder Director to or of any such action at a Board meeting or as evidenced on a written resolution of the Board which expressly tabled for approval such action shall be deemed to constitute the prior written approval of the Key Holder of such action:

(a)        any amendment or change of any rights, preferences, privileges or powers of or affecting, or the restrictions provided for the benefit of, any Preferred Shares;

(b)        the creation, allotment or issue of any Equity Securities in any Group Company or the grant of any option or rights to subscribe for or to convert an instrument into such Equity Securities to any Person (including Restricted Persons), other than (x) any issuance of Ordinary Shares pursuant to the conversion of any Preferred Shares; (y) any issuance of securities or grant of options pursuant to the ESOP; and (z) any issuance of Series B Preferred Shares upon the applicable exercise of the Series B Warrants;

(c)        any purchase, repurchase, redemption or retirement of any Equity Securities in any Group Company, other than any redemption of any Preferred Shares in accordance with the Articles and any repurchase of any Ordinary Shares held by a director, employee or consultant of any Group Company upon the termination of his employment with the Group pursuant to a share restriction agreement approved by the Board;

(d)        any amendment or modification to or waiver under the Articles or any material amendment or modification to or waiver under any of the constitutional documents of any other Group Company;

(e)        other than the ESOP Increase (as defined in the Series B Purchase Agreement), the adoption, material amendment (including any other increase of size) or termination of any equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants of any Group Company (including the ESOP);

(f)        (A) the entry into any contract or commitment by any Group Company with any Related Party (other than Tencent and/or its Affiliates and/or the Related Party of Tencent), provided that in case such Related Party is (x) 58 Limited, the Key Holder or any of their Affiliates, or (y) any Person in which any of 58 Limited, the Key Holder and any of their Affiliates holds 30% of the voting securities or ownership interests, the entry into any contract or commitment by any Group Company with such Related Party with a value in excess of RMB1,000,000 in a single transaction or a series of transactions, or (B) the termination or material amendment of or waiver under any such contract or commitment, other than such entry, termination, amendment or waiver expressly set out in any Budget or Business Plan approved in accordance with Section 5.5 and this Section 5.8;

(g)        the approval or amendment of, or any deviation from, any Budget or Business Plan;

(h)        any purchase or other acquisition by any Group Company of another Person or the business and/or assets of another Person exceeding the total amount intended for such purchase or acquisition as set out in any Budget or Business Plan approved in accordance with Section 5.5 and this Section 5.8;

(i)         any engagement by any Group Company in any business materially different from that described in the then current Business Plan, or the ceasing of any business undertaking of any Group Company, other than any such engagement or ceasing set out in any Budget or Business Plan approved in accordance with Section 5.5 and this Section 5.8;

(j)         any liquidation, dissolution or winding up of any Group Company;

(k)        any change in the equity ownership of the VIE Entity or any termination or modification to or waiver of rights under any of the Control Documents;

(l)         any material change in the accounting methods or policies, or any appointment of or change in the independent auditors, of any Group Company;

(m)       the appointment, replacement or termination of, or the approval or material amendment of any employment terms of, any member of senior management of any Group Company at the chief executive officer or similar level;

(n)        any divestiture or sale of an interest in any Group Company, partnership or joint venture other than a Trade Sale;

(o)        the listing of any securities in any Group Company on any securities exchange, other than a Qualified IPO;

(p)        the incurrence of any indebtedness or assumption of any financial obligation, or any issue, assumption, guarantee or creation of any indebtedness in the nature of borrowings, by any Group Company in excess of US$2,000,000 within the previous 12 months, exceeding the total amount intended for such incurrence or assumption as set out in any Budget or Business Plan approved in accordance with Section 5.5 and this Section 5.8;

(q)        any sale, transfer or other disposal of, or the incurrence of any Encumbrance on, any assets of any Group Company valued in excess of US$2,000,000 within the previous 12 months, exceeding the total amount intended for such sale, transfer, or other disposal or the incurrence as set out in any Budget or Business Plan approved in accordance with Section 5.5 and this Section 5.8; and

(r)        any additional expenses payable by any Group Company pursuant to the Restructuring Documents that are not specifically provided for and the amount or the pricing mechanism of which is not expressly provided for in the Framework Restructuring Agreement.

5.9       Shareholder Approval. Notwithstanding any provision to the contrary in this Agreement, where any of the actions set out in Section 3.2 or Section 5.8 requires the approval of the Shareholders in accordance with the Act, and if the Shareholders vote in favor of such action but Tencent, the Key Holder or the holders of over 40% of the Series A Preferred Shares (as the case may be) have delivered a written notice of disapproval to the Company pursuant thereto, then Tencent, the Key Holder or the holders of over 40%

of the Series A Preferred Shares (as the case may be) shall, in such vote, have such number of votes as is equal to the aggregate number of votes of the Shareholders who voted in favor of such action plus one.

SECTION 6

REGISTRATION RIGHTS

6.1       Generally. The holders of Preferred Shares shall be entitled to the registration rights set out in Schedule 2.

6.2       Other Jurisdictions. In the event that the Company (or, as the case may be, the relevant entity resulting from any merger, reorganization or other arrangements made by the Company for the purposes of public offering) intends to effect a public offering of its securities outside of the United States of America, the Parties agree that the holders of Preferred Shares shall, to the extent permitted by applicable law, have the same registration rights or rights as similar to such registration rights as permissible under the relevant law.

SECTION 7

COVENANTS

7.1       Mutual Cooperation. Each of the Parties shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to cooperate with each other to facilitate the further development of the Principal Business.

7.2       Inspection Rights.

For so long as Tencent and its Affiliates hold in the aggregate at least 5% of the Shares on an as-converted, fully diluted basis, at the prior written request of Tencent, each Group Company shall grant Tencent and its authorized representatives access, at all reasonable times during normal business hours, to the facilities and financial books and records of the Group Companies and the right to discuss the business, operations and conditions of the Group Companies with the directors, officers, employees, accountants, legal counsels, investment bankers and other advisors of the Group Companies; provided, that any onsite inspection of Tencent or any of its representatives shall not affect the normal operation of the Group Companies.

For so long as the Key Holder, 58 Limited and its Affiliates hold in the aggregate at least 5% of the Shares on an as-converted, fully diluted basis, at the prior written request of the Key Holder, each Group Company shall grant the Key Holder and its authorized representatives access, at all reasonable times during normal business hours, to the facilities and financial books and records of the Group Companies and the right to discuss the business, operations and conditions of the Group Companies with the directors, officers, employees, accountants, legal counsels, investment bankers and other advisors of the Group Companies; provided, that any onsite inspection of the Key Holder or any of its representatives shall not affect the normal operation of the Group Companies

7.3       Information Rights.

(a)        For so long as Tencent and its Affiliates hold in the aggregate at least 5% of the Shares on an as-converted, fully diluted basis, the Company shall provide to Tencent, and for so long as the Key Holder, 58 Limited and their Affiliates hold in the aggregate at least 5% of the Shares on an as-converted, fully diluted basis, the Company shall provide to the Key Holder:

(i)         audited consolidated financial statements of the Group for the previous Fiscal Year, audited by a Big Four accounting firm or any other accounting firm acceptable to Tencent and the Key Holder, within 90 days after the end of each Fiscal Year;

(ii)       unaudited consolidated financial statements of the Group for the previous fiscal quarter within 45 days after the end of each fiscal quarter;

(iii)      unaudited consolidated financial statements of the Group for the previous month, together with relevant operating data, within 30 days after the end of each month;

(iv)       a detailed draft Budget for the following Fiscal Year at least 45 days before the end of each Fiscal Year;

(v)        a detailed draft Business Plan for the following Fiscal Year at least 45 days before the end of each Fiscal Year;

(vi)       copies of all documents or other information sent to the other Shareholders; and

(vii)     copies of other documents and information as Tencent or the Key Holder (as the case may be) may reasonably request.

(b)        For so long as any Series B New Shareholder holds in the aggregate at least 2% of the Shares on an as-converted, fully diluted basis, the Company shall provide to such Series B New Shareholder:

(i)         audited consolidated financial statements of the Group for the previous Fiscal Year, audited by a Big Four accounting firm or any other accounting firm acceptable to Tencent, within 120 days after the end of each Fiscal Year;

(ii)       unaudited consolidated financial statements of the Group for the previous fiscal quarter, together with relevant operating data in certain aspect of the Group Companies, within 50 days after the end of each fiscal quarter;

(iii)      a detailed draft Budget for the following Fiscal Year at least 45 days before the end of each Fiscal Year; and

(iv)       a detailed draft Business Plan for the following Fiscal Year at least 45 days before the end of each Fiscal Year.

(c)        All financial statements delivered by the Company pursuant to Section 7.3(a)(i), Section 7.3(a)(ii), Section 7.3(a)(a)(iii), Section 7.3(b)(i) and Section 7.3(b)(ii) shall be prepared in accordance with US GAAP.

(d)        In the event that any Group Company enters into any contract or commitment with Tencent or its Affiliate or its Related Party, the Company shall notify the Key Holder such entry of contract or commitment on a quarterly basis.

7.4       Books and Records. Each Group Company shall keep proper, complete and accurate books of account in its functional currency and the currency of the jurisdiction in which such Group Company is organized, in each case in accordance with (a) US GAAP or PRC GAAP and (b) applicable laws. Each Group Company shall have its accounts audited annually in accordance with such standards by a Big Four accounting firm or any other accounting firm acceptable to Tencent (so long as Tencent and its Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis) and the Key Holder (so long as the Key Holder, 58 Limited and their Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis).

7.5       Budgets and Business Plans. Subject to Section 5.5 and Section 5.8, the Board shall adopt each Budget and Business Plan within 45 days after the commencement of the relevant Fiscal Year. If in any Fiscal Year a draft Budget or Business Plan is not approved in accordance with Section 5.5 or Section 5.8, the previous Fiscal Year’s Budget or Business Plan (as the case may be), adjusted for inflation, shall continue to apply unless and until a new Budget or Business Plan (as the case may be) is approved in accordance with Section 5.5 and Section 5.8.

7.6       Incentive Plan. It is being acknowledged that the Company has reserved and/or issued 87,500,000 Ordinary Shares representing 7% of the Shares on an as-converted, fully diluted basis immediately prior to the completion of the Series B Financing under the ESOP duly approved as of the date hereof (the “Current ESOP”). The Company shall reserve additional amount of Ordinary Shares required for the ESOP Increase for issuance under the ESOP as contemplated by section 4.11 of the Series B Purchase Agreement.

Except for such Ordinary Shares held by the Management Team Holdco, the Company shall not, and the Key Holder shall ensure that the Company does not, issue any Ordinary Shares to any Person under the Current ESOP unless and until such Person executes a voting proxy appointing the Key Holder as such Person’s proxy to vote on such Person’s behalf in such Person’s capacity as a Shareholder.

7.7       Compliance Covenants.

(a)        Each Group Company shall (a) conducts its business in compliance in all material respects with all applicable laws; (b) obtains, makes and maintains in effect all Authorizations required and material for the due and proper establishment and operations of such Group Company in accordance with applicable laws; and (c) conduct its business in such manner absent from fraud against any Investor.

(b)        Without limiting the generality of Section 7.7(a), each Group Company shall, refrain from offering, promising to pay, or authorizing the payment of any money, or offering, giving, promising to give or authorizing the giving of anything of value to any officer, employee or any other person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organization, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be unlawfully offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage, (iv) inducing such Government Official to influence or affect any act or decisions of any entity or enterprise owned or controlled by a government or (v) assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

7.8       Cooperation. Each Shareholder and the Company agrees to cooperate and provide all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Authority directed to any Group Company.

7.9       Control Documents. Each of the Parties shall, and shall ensure that each of its Affiliates and any shareholder of the VIE Entity designated by it, performs its obligations under the Control Documents to the fullest extent, carries out the terms and the intent of the Control Documents and ensures that each Control Document is valid and binding, in full force and effect and enforceable in accordance with its terms. Any termination or modification to or waiver of rights under any of the Control Documents shall require the prior written consent or approval of Tencent in accordance with Section 5.8 and the Articles. If any of the Control Documents becomes illegal, void or unenforceable under any applicable laws after the date hereof, the Group Companies shall use their best efforts to devise a feasible alternative legal structure reasonably satisfactory to Tencent and the Key Holder which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible and maintains the economic interests of the Shareholders and consolidates the financial results of the Group Companies into the Company’s financial statements.

7.10     Transfer of Equity Interests in the VIE Entity.

(a)        The percentage of Equity Securities in the VIE Entity held by the Tencent Nominee shall be equal to the percentage of Shares which Tencent holds on an as-converted, fully diluted basis. In the event that there is any discrepancy between the foregoing percentages as a result of a change to the percentage of Shares held by Tencent on an as-converted, fully diluted basis, at the request of Tencent, the Parties shall discuss in good faith and cause the percentage of Equity Securities in the VIE Entity held by the Tencent Nominee to be adjusted, to the extent that such adjustment does not result in any material adverse effect on any Group Company.

(b)        In the event that Tencent wishes to replace the then Tencent Nominee with a new nominee to hold Equity Securities in the VIE Entity (a “Replacement”), the Key Holder shall cause the Key Holder Nominee, and the Company shall cause the VIE Entity, upon the request of Tencent, to take all necessary actions to implement such Replacement, including executing and delivering all resolutions, corporate documents, consents, waivers and other related instruments and documentation and taking all such further actions to the satisfaction of Tencent necessary to approve such Replacement and the transfer of Equity Securities in the VIE Entity held by the then Tencent Nominee to Tencent’s new nominee, to the extent that such Replacement does not result in any material adverse effect on any Group Company.

(c)        Tencent shall bear all costs and expenses, including taxes, filing fees, registration fees and other transaction expenses, incurred in connection with any adjustment pursuant to Section 7.10(a) or any Replacement pursuant to Section 7.10(b).

7.11     Protection of Intellectual Property and Information Technology. Each Group Company shall take all reasonable steps to protect and maintain its material Intellectual Property and Information Technology, including (a) registering its material trademarks, brand names, domain names and copyrights, (b) taking precautions to preserve the availability, security and integrity of its Information Technology and the data and information stored thereon and (c) requiring each of its executive directors and Key Employees to enter into an employment agreement with it which includes provisions in respect of confidentiality, non-competition and work product ownership right assignment in form and substance reasonably satisfactory to Tencent for so long as Tencent and its Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis. No Group Company shall make any material changes to such employment agreements without the prior written consent of Tencent (which consent shall not be unreasonably withheld or delayed) for so long as Tencent and its Affiliates hold in the aggregate at least 8% of the Shares on an as-converted, fully diluted basis.

7.12     Control of Subsidiaries. The Company shall institute and keep in place such arrangements as are reasonably satisfactory to Tencent such that the Company shall at all times (a) Control the operations of each other Group Company and (b) be permitted to properly consolidate the financial results for each other Group Company (including the

VIE Entity) in the consolidated financial statements of the Group prepared under US GAAP.

7.13     ESOP. Except for the Ordinary Shares held by the Management Team Holdco, the Parties agree that the Company shall ensure that each Person who shall have received any Equity Securities of the Company pursuant to any options, restricted share units and any other share incentive awards granted to such Person under the Current ESOP grant an irrevocable voting proxy and power of attorney to 58.com Inc., appointing 58.com Inc. as his attorney-in-fact with full power and authority to exercise the voting rights with respect to all of such Equity Securities in any vote of the shareholders of the Company or proposed action by written consent by the shareholders of the Company, and to make, execute and deliver all resolutions, consents and other writings and to do such things and to take such actions in each case to the extent 58.com considers necessary to exercise the voting rights.

7.14     Non-competition.

Each of the Key Holder, 58 Limited and the Series B New Shareholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, invest in, own, manage, operate or Control any Competitor or otherwise participate, engage or invest in or operate any Competitive Business, other than through the Group Companies, without the prior written consent of Tencent; provided, that the restrictions contained in this Section 7.14 shall not restrict (i) the acquisition of less than 5% of the outstanding share capital of any Competitor that is a publicly traded company and (ii) the ownership, management, operation and Control of any Competitor, or the direct or indirect participation, engagement or investment in any Competitive Business by entities not Controlled by the Key Holder or 58 Limited or the Series B New Shareholders (as the case may be) or any of their respective Affiliates.

7.15     The Key Holder shall keep the Company informed of any of the Persons in which any of the Key Holder and 58 Limited, holds, directly or indirectly, more than 30% of the voting securities or ownership interests on an annual basis, each within three (3) months after 58.com Inc. files the 20F with the competent authorities.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.1       Representations and Warranties. Each Party represents to the other Parties that:

(a)        such Party has full power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is not a natural person, such Party is duly formed, validly existing and in good standing in the jurisdiction of its organization;

(b)        the execution and delivery by such Party of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite actions on its part;

(c)        assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(d)        neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) violate any provision of the organizational documents of such Party, (ii) require such Party to obtain any Authorization, except for those Authorizations as have been obtained or that is permitted to be, and will be, obtained following the date hereof, or that is otherwise expressly required to be obtained hereunder, (iii) conflict with, result in a material breach of or constitute a default in any material respect under any Contract to which such Party is a party, by which such Party is bound or to which any of such Party’s assets are subject or (iv) violate any law or Order to which such Party is subject and would materially and adversely affect such Party’s ability to execute, deliver or perform its obligations hereunder.

SECTION 9

CONFIDENTIALITY

9.1       General Obligation. Subject to Section 9.2 and Section 9.3, each Party shall keep confidential and shall not disclose to any Person the existence and provisions of any Transaction Document, the negotiations relating to any Transaction Document and any non-public material or information with respect to the business, technology, financial conditions or other aspects of the other Parties or their respective Affiliates (collectively, “Confidential Information”).

9.2       Not Confidential Information. Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a Person other than any of the other Parties or their respective representatives or agents, so long as such other Person was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to such other Party or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.

9.3       Exemptions. Notwithstanding Section 9.1:

(a)        each of the Management Team Holdco and the Investors and their respective Affiliates may disclose Confidential Information to the extent such disclosure is necessary in connection with its normal accounting or tax reporting in respect of its investment in the Company as required by applicable accounting standards or laws;

(b)        any Party may disclose Confidential Information to the extent that such disclosure is required under applicable laws or any judicial or regulatory process or is requested by any Governmental Authority or other regulatory body, including the rules and requirements of the SEC and/or any securities exchange; provided, that such Party shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement or request and cooperate with the other Parties at such other Parties’ request and cost to enable such other Parties to seek an appropriate protection order or remedy; and

(c)        any Party may disclose Confidential Information to its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, professional advisors and representatives on a need-to-know basis; provided, that such Party shall use commercially reasonable efforts to ensure that each such Person to which it discloses Confidential Information strictly abides by the confidentiality obligations hereunder.

SECTION 10

TERM AND TERMINATION

10.1     Effective Date; Termination. This Agreement shall become effective upon the execution hereof by all of the Parties and shall continue in effect until the earlier to occur of (a) the completion of a Qualified IPO; provided, that Section 5.2 shall survive a Qualified IPO to the extent permitted under applicable law and Section 6 shall survive a Qualified IPO, (b) the completion of the Trade Sale, (c) the date on which the Company goes into liquidation or dissolution or any property or assets of the Company are placed in the hands of a receiver, trust custodian or liquidator or a winding up order in respect of the Company is issued and (d) with respect to a Shareholder, upon such Shareholder ceasing to own any Shares.

10.2     Consequences of Termination. If this Agreement is terminated pursuant to Section 10.1(a), this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section 10, Section 1, Section 5.2 (to the extent permitted under applicable law), Section 6, Section 9, Section 11, Section 12 and Section 13. If this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(c), this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section 10, Section 1, Section 9, Section 11, Section 12 and Section 13. If this Agreement is terminated pursuant to Section 10.1(d), this Agreement shall become of no further force and effect upon the relevant Shareholder, except that such Shareholder shall continue to be bound by the provisions of this Section 10, Section 1, Section 9, Section 11, Section 12 and Section 13. Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 11

NOTICES

11.1     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the Party for whom it is intended, (b) if delivered by facsimile or electronic mail with receipt confirmed or (c) if delivered by certified mail, registered mail or courier service, return- receipt received, to the Party at the address set forth below:

If to the Key Holder & 58 Limited, at:

Address:	Building 105, 10 Jiuxianqiao North Road Jia, Chaoyang District, Beijing 100015, P.R. China
Attn:	Xiaojing Li
Email:	***

If to Tencent, at:

Address:	c/o Tencent Holdings Limited Level 29, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong
Attn.:	Compliance and Transactions Department
E-mail:	***

With a copy (which shall not constitute notice) to:

Address:	Tencent Building, Keji Zhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen 518057, PRC
Attn.:	Mergers and Acquisitions Department
E-mail:	***

If to the Company, at:

Address:	北京市海淀区西小口路东升科技园 B2 号楼 6 层
Attn:	白喜凤
Email:	***

With a copy to:

Address:	北京市海淀区西小口路东升科技园 B2 号楼 6 层
Attn:	山盟
Email:	***

If to the Management Team Holdco and Mr. Huang, at:

Address:	北京市海淀区西小口路东升科技园 B2 号楼 6 层
Attn:	Huang Wei
Email:	***

If to Qingdao Caigao, at:

Address:	青岛市崂山区深圳路 177 号
Attn:	李骏
Email:	***

If to TOPLAND GLOBAL, at:

Address:	Room 2308-09, 23/F, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan,HONG KONG
Attn:	潘智威
Email:	***

If to Shanghai Yuya, at:

Address:	上海市黄浦区西藏中路 525 号 8 楼
Attn:	孙亚茹
Email:	***

If to Qingdao Lida, at:

Address:	青岛市崂山区秦邻路 18 号
Attn:	苏旭
Email:	***

If to Lemi Tianjin, at:

Address:	天津华苑产业园 8 号楼-3-401
Attn:	张乐
Email:	***

If to Qingdao Panshi, at:

Address:	青岛市龙成路 39 号 12 楼
Attn:	谭海明
Email:	***

11.2     Any Party may change its address for purposes of this Section 11 by giving the other Parties written notice of the new address in the manner set forth above. Notwithstanding the foregoing, any notice involving non-performance or termination shall be sent by personal delivery, certified mail, registered mail or courier service.

SECTION 12

MISCELLANEOUS

12.1     Legend. Each share certificate in respect of any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

12.2     Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the Articles or the constitutional documents of any Group Company, the provisions of this Agreement shall prevail, and the Parties shall cause the Articles or the constitutional documents of the relevant Group Company (as the case may be) to be promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

12.3     Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement; provided, that in each case such Person signs a Deed of Adherence substantially in the form attached hereto as Exhibit A.

12.4     No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Section 12.4, unless acting expressly solely in its capacity as a Shareholder, any Shareholder who is a director, officer or employee of any Group Company acting in the ordinary course of business of any Group Company shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, any Group Company. Any Shareholder that takes any action or binds the Company in violation of this Section 12.4 shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company or such other Shareholders (as the case may be) may at any time become subject to or liable for by reason of such violation.

12.5     No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners to one another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to each of the other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

12.6     Amendment. This Agreement may only be amended, modified or supplemented with a written instrument executed by the Key Holder, Tencent, the Management Team Holdco and the Series B Majority.

12.7     Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

12.8     Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding and agreement among the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, among the Parties with respect to the matters covered hereby and thereby are superseded by this Agreement and the other Transaction Documents. For avoidance of any doubt, Prior Shareholders Agreement shall be terminated and superseded by this Agreement immediately from the date hereof.

12.9     Severability.    If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible.

12.10   Third Party Rights. Except as provided in Schedule 2, a Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

12.11   Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all Parties will constitute effective and binding execution and delivery of this Agreement.

12.12   Consent to Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.13   Consent. Any consent or approval required under this Agreement shall be valid and effective only if given in writing.

SECTION 13

GOVERNING LAW AND DISPUTE RESOLUTION

13.1     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong.

13.2     Arbitration. Any dispute arising out of or relating to this Agreement (“Dispute”), including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the relevant arbitration notice is received by the HKIAC. There shall be three arbitrators. The claimants to the Dispute shall collectively have the right to appoint one arbitrator, the respondents to the Dispute shall have the right to appoint one arbitrator and the third arbitrator shall be appointed by the HKIAC. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MAGIC HEART INC.

By:	/s/ Jinbo Yao

58 Co., Ltd. (五八有限公司)

/s/ [company seal is affixed]

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TOPLAND GLOBAL HOLDINGS LIMITED

By:	/s/ Jiang Ping
Name:	Jiang Ping
Title:	CEO

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TENCENT MOBILITY LIMITED

By:	/s/ Chi Ping Lau
Name:	Chi Ping Lau
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ZHUAN SPIRIT HOLDINGS LIMITED

[company seal is affixed]

By:	/s/ Jinbo Yao

ZHUAN VISION HOLDINGS LIMITED

[company seal is affixed]

By:	/s/ Jinbo Yao

Tianjin Zhuanzhuan World Technology Co., Ltd. (天津转转世界科技有限责任公司)

[company seal is affixed]

By:	/s/ Jinbo Yao

Beijing Zhuanzhuan Spirit Technology (北京转转精神科技有限责任公司)

[company seal is affixed]

By:	/s/ Jinbo Yao

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Shanghai Winder Bear Information Technology Co. Ltd. (上海发条熊信息技术有限责任公司)

[company seal is affixed]

By:	/s/ Huang Wei

Beijing Zhuanzhuan Youpin Auction Co., Ltd. (北京转转优品拍卖有限责任公司)

[company seal is affixed]

By:	/s/ Huang Wei

Tianjin Fatiao Time Information Technology Co., Ltd. (天津发条时光信息技术有限责任公司)

[company seal is affixed]

By:	/s/ Huang Wei

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CIVILIZATION AND TIME LTD

[company seal is affixed]

By:	/s/ Huang Wei

HUANG Wei

By:	/s/ Huang Wei

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Qingdao Caigao Group Co., Ltd. (青岛才高集团有限公司)

[company seal is affixed]

By:	/s/ Jun Li
Name:	Jun Li
Title:	Chairman

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Shanghai Yuya Enterprise Management (Limited Partnership) (上海彧雅企业管理合伙企业(有限合伙))

[company seal is affixed]

By:	/s/ Yaru Sun

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Qingdao Lida Shopping Center Co., Ltd. (青岛丽达购物中心有限公司)

[company seal is affixed]

By:	/s/ Jin Li
Name:	Jin Li
Title:	Chairman

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Lemi (Tianjin) Architectural Engineering
Programming and Design Co., Ltd. (乐米(天津)建筑工程规划设计有限公司)

[company seal is affixed]

By:	/s/ Yue Zhang
Name:	Yue Zhang
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Qingdao Panshi Kaiyuan Trade Co., Ltd. (青岛磐石开源贸易有限公司)

[company seal is affixed]

By:	/s/ Zuren Liu
Name:	Zuren Liu
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT